D&E COMMUNICATIONS, INC. FOR IMMEDIATE RELEASE September 24, 2009	CONTACT: Thomas E. Morell Sr. Vice President, Chief Financial Officer, Secretary and Treasurer (717)738-8315

D&E Communications, Inc. Announces Shareholder Approval

of Merger Agreement with Windstream Corporation

EPHRATA, PA - September 24, 2009 - D&E Communications, Inc. (NASDAQ: DECC) today announced that its shareholders, at a special meeting held today, approved the definitive agreement and plan of merger with Windstream Corporation originally announced on May 11, 2009 and valued, as of that date, at approximately $330 million.

Under the terms of the merger agreement, each share of common stock, par value $0.16 per share, of D&E, issued and outstanding immediately prior to the effective time of the merger, will be converted into and become exchangeable for (i) 0.650 shares of common stock of Windstream and (ii) $5.00 in cash.

D&E also announced that an agreement has been reached with all intervening parties in the proceeding before the Pennsylvania Public Utility Commission seeking approval of the merger. The agreement will be submitted to the Administrative Law Judge assigned to review the merger. The Judge will then submit his final recommendation to the full Pennsylvania Public Utility Commission for final consideration. In order to provide the parties with sufficient time to obtain all of the regulatory approvals required to close the transaction, the date by which the transaction is required to be closed has been extended as permitted by the merger agreement to December 9, 2009.

"With approval by our shareholders, I am pleased that we have taken another step toward closing the Windstream transaction" said James W. Morozzi, President and Chief Executive Officer of D&E Communications. "We will continue to work toward satisfying the other conditions to closing and working with Windstream on integration plans. We anticipate that the transaction will close in the fourth quarter,” said Morozzi.

About D&E

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data, professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

About Windstream

Windstream Corporation is an S&P 500 company that provides digital phone, high-speed Internet and high-definition video and entertainment services to residential and business customers in 16 states. The company has approximately 3 million access lines and about $3.2 billion in annual revenues. Windstream is ranked 4th in the 2009 Business Week 50 ranking of the best performing U.S. companies. For more information about Windstream, visit www.windstream.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements concerning the proposed transaction. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if D&E fails to satisfy the conditions to closing, the transaction may not be consummated. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the transaction will be completed, costs and potential litigation associated with the transaction, the failure of either party to meet the closing conditions set forth in the merger agreement, the extent and timing of regulatory approvals, changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services, telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of D&E's network, high costs of regulatory compliance, the competitive impact of legislation and regulatory changes in the telecommunications industry and the other risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission. We urge you to carefully consider the risks which are described in D&E's Annual Report on Form 10-K for the year ended December 31, 2008 and in D&E's other SEC filings. D&E is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.